Exhibit 10.15

Schedule A to

Exhibit 10.15

In accordance with Instruction 2 to Item 601(a)(4) of Regulation S-K, each of the following named executive officers has entered into a Proprietary Interest Agreement that is substantially identical in all material respects to the form of agreement referenced as Exhibit 10.15 except as to the name of the executive and date of execution:

Daniel L. Comas

William K. Daniel II

Thomas P. Joyce, Jr.

James A. Lico